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                                     DONEGAL CO.

                                 Edward A. Dougherty
                                    15 Makin Grade
                                     P.O. Box 635
                                   Ross, Ca. 94957
                                    (415) 458-1770


Personal & Confidential

Attention:  Mr. James A. Harris                                   April 18, 1998
U.S. Aggregates, Inc.
400-4 College Avenue
Clemson, SC 29631

Gentlemen:

Donegal Co. ("Donegal") is pleased to act as financial advisor to U.S. Aggregates, Inc. (the "Company") in connection with the Company's proposed sale, merger transaction or initial public offering (the "Liquidity Event"). This letter is to confirm our understanding with respect to the Liquidity Event engagement. As used in this letter, the term "Merger Transaction" means (a) any sale, merger, consolidation, reorganization or other business combination pursuant to which the business of the Merger Candidate is combined with that of the Company, or (b) the merger, directly or indirectly, by the Company of more than 50% of the capital stock, or all or a substantial portion of the assets, by way of tender or exchange offer, negotiated purchase or otherwise, whether effected, in either such case, in one transaction or a series of transactions. The term "Initial Public Offering" means the sale of common equity securities to the public in a registered offering.

Donegal will assist the Company in analyzing, structuring, negotiating and effecting the proposed Liquidity Event on reasonable terms and conditions.

If, during the period Donegal is retained by the Company or within one year thereafter, a Liquidity Event is consummated, the Company agrees to pay Donegal a transaction fee as follows: In the event of a Merger Transaction, in an amount equal to .30% of the cash or market value of securities received by the common equity holders in such transaction if the value received is $150 million or less; in an amount equal to .35% of the cash or market value of securities received by the common equity holders in such transaction if the value received is greater than $150 million but less than $200 million, and; in an amount equal to .40% of the cash or market value of securities received by the common equity holders in such transaction if the value received is $200 million or greater.
In the event that the Liquidity Event is the result of an Initial Public Offering then the transaction fee shall be in the amount of $200,000. In either case such amount is payable in cash upon the closing of such Merger Transaction or Initial Public offering. In addition, the Company will pay Donegal a non-refundable monthly retainer of $10,000, upon signing this agreement and promptly thereafter on the 15th of each month during the term of this agreement. The total of these monthly retainer


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payments paid during the term of this agreement shall be creditable against any Transaction Fee payable as described above.

In addition to any fees that may be payable to Donegal under this letter, the Company agrees to reimburse Donegal, upon request made from time to time, for its reasonable out-of-pocket expenses incurred in connection with Donegal's activities under this letter, provided however, such expenses are approved in advance by the Company and appropriate receipts are submitted, which approval shall not be unreasonably withheld.

The Company will furnish Donegal with such information as Donegal believes appropriate to its assignment (all such information so furnished being the "Information"). The Company recognizes and confirms that Donegal (a) will use and rely primarily on the Information and on information available from generally recognized public sources in performing the services contemplated by this letter without having independently verified the same, (b) does not assume responsibility for the accuracy or completeness of the Information and such other information and (c) will not make an appraisal of any assets of the Company or of any Merger Candidate. If requested Donegal will enter into a confidentiality agreement.

The Company agrees to indemnify Donegal and its controlling persons (the Firm and each such person being an "Indemnified Party") from and against all losses, claims, damages and liabilities, joint and several, to which such Indemnified Party may become subject under any federal or state law, or otherwise, related to or arising out of any Liquidity Event contemplated by this letter or state law, or otherwise, related to or arising out of any Liquidity Event contemplated by this letter or the engagement of Donegal pursuant to, and the performance by Donegal of the service contemplated by, this letter and will reimburse any Indemnified Party for all expenses (including counsel fees and expenses) as they are incurred in connection with the investigation of, preparation for or the defense of any pending or threatened claim or action or proceeding arising therefrom, whether or not such Indemnified Party is a party. The Company will not be liable under the foregoing indemnification provision to the extent that any loss, claim, damage, liability or expense is found in a final judgment by a court to have resulted primarily from Donegal's willful misconduct or gross negligence.

The term of this agreement shall be from the date of this letter to September 30, 1998. Donegal's engagement hereunder may be terminated by the Company at any time upon written notice to that effect to the other party, it being understood that the provisions relating to the payment of transaction fees, expenses and indemnification will survive any such termination.


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Please confirm that the foregoing correctly sets forth our agreement by signing and returning to Donegal the duplicate copy of this letter enclosed herewith.

Very truly yours,


/s/ Edward A. Dougherty
-----------------------
Edward A. Dougherty

Accepted and agreed to as of
the date first written above:


By: /s/ James A. Harris
    -------------------
James A. Harris
U.S. Aggregates, Inc.
  Copy:  Michael J. Stone